EXHIBIT 4.1

SUPPLEMENTAL INDENTURE

           SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of July 3, 2007, among Interpool, Inc., a Delaware corporation (the "Company"), and U.S. Bank National Association, as trustee under the indenture referred to below (the "Trustee").

RECITALS

           WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of September 14, 2004 (as heretofore supplemented and currently in effect, the "Indenture"), pursuant to which the Company's 6.00% Senior Notes due 2014 (the "Notes") are outstanding;

           WHEREAS, the board of directors of the Company has determined that it is in the best interests of the Company to authorize and approve the amendments to the Indenture (the "Proposed Amendments") set forth in this Supplemental Indenture;

           WHEREAS, Section 10.2 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the holders of a majority in aggregate principal amount of the Notes at the time outstanding ("Requisite Consents");

           WHEREAS, the Company has distributed an offer to purchase and consent solicitation statement, dated June 13, 2007 (together with any amendments, the "Statement"), to the holders of the Notes in connection with the Proposed Amendments as described in the Statement;

           WHEREAS, the Requisite Consents to the Proposed Amendments to the provisions of the Indenture have been received and all other conditions precedent, if any, provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with as of the date hereof; and

           WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement of the Company have been duly performed and complied with.

           NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the equal and ratable benefit of the holders of the Notes, as follows:

           1.        Amendments.   The Proposed Amendments shall become operative, and the terms of the Indenture shall be amended, supplemented, modified or deleted hereby, in each case only upon the opening of business on the Acceptance Date (as defined herein).

                     (a)       The following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with "[Intentionally omitted.]":

Indenture Section Number	Caption
Section 4.2	Commission Reports
Section 4.3	Waiver of Stay, Extension or Usury Laws
Section 4.4	Notice of Default
Section 4.5	Compliance Certificates
Section 4.7	Restricted Payments
Section 4.8	Dividend and Other Payment Restrictions Affecting Subsidiaries
Section 4.9	Incurrence of Funded Debt
Section 4.10	Asset Sales
Section 4.11	Transactions with Affiliates
Section 4.12	Limitation on Liens
Section 4.13	Existence
Section 4.14	Payment of Taxes and Other Claims
Section 4.15	Maintenance of Properties
Section 4.16	Insurance
Section 4.17	Offer to Repurchase Upon Change of Control
Section 4.18	No Amendment to Subordination Provisions
Section 4.19	Payments for Consents
Section 4.20	Designation of Restricted and Unrestricted Subsidiary

                     (b)       The first paragraph of Section 5.1 of the Indenture is hereby deleted in its entirety and restated as follows:

"The Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, another Person in any transaction in which the Company is not the continuing or surviving entity unless the resulting, surviving or transferee Person is a Person which expressly assumes by supplemental indenture all the obligations of the Company under the Securities and this Indenture."

                     (c)       Section 6.1 of the Indenture is hereby amended by deleting paragraphs (3), (4), (5), (6), (7), (8) and (9) thereof.

                     (d)       Section 8.4(f) of the Indenture is hereby deleted in its entirety and restated as follows:

"The Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent to Defeasance under Section 8.2 or Covenant Defeasance under Section 8.3 (as the case may be) have been complied with."

                     (e)       Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to paragraphs (a), (b), (c) and (d) of this Section 1, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes.

                     (f)       Any and all references in the Indenture and the Notes to clauses, Sections or other terms or provisions of the Indenture or the Notes deleted pursuant to paragraphs (a), (b), (c), (d) and (e) of this Section 1 or that have been otherwise deleted pursuant to this Supplemental Indenture and any and all obligations thereunder related solely to such clauses, Sections, terms or provisions are hereby deleted throughout the Indenture and the Notes, and shall be of no further force and effect.

           2.         Terms Defined in the Indenture.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

           3.         Effect of Supplemental Indenture.   Each reference in the Indenture to "this Indenture," "hereunder," "hereof" or "herein" shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. The Indenture as amended and supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every holder heretofore or hereafter authenticated and delivered under the Indenture as supplemented by this Supplemental Indenture shall be bound thereby.

           4.         Existing Indenture Remains in Full Force and Effect.  Except as amended and supplemented by this Supplemental Indenture, all provisions in the Indenture shall remain in full force and effect.

           5.         Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under such Act to be part of and govern any provision of this Supplemental Indenture, the provision of such Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or shall be deemed to be excluded by this Supplemental Indenture, as the case may be.

           6.         Separability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           7.         Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

           8.         Benefits of Supplemental Indenture, etc.  Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

           9.         Successors and Assigns.  All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

           10.      Effectiveness.   This Supplemental Indenture shall become effective and binding on the Company and the Trustee upon the execution and delivery by the parties to this Supplemental Indenture; provided, however, that the Proposed Amendments shall become operative, and the terms of the Indenture shall be amended, supplemented, modified or deleted hereby, in each case only upon the opening of business on the date on which the Notes are accepted for payment by the Company pursuant to the terms set forth in the Statement (the "Acceptance Date"). If there is no Acceptance Date in accordance with the terms of the Statement, then the Proposed Amendments set forth herein shall not become operative, and the terms of the Indenture shall not be amended, supplemented, modified or deleted hereby.

           11.       Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

           12.       Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

           13.       Governing Law.  The laws of the State of New York shall govern this Supplemental Indenture and the Notes without regard to principles of conflicts of law that would indicate the applicability of the laws of any other jurisdiction.

           14.      Counterparts.  This Supplemental Indenture may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

           IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first above written.

INTERPOOL, INC. By: /s/ James F. Walsh Name: James F. Walsh Title: Executive Vice President U.S. BANK NATIONAL ASSOCIATION, as Trustee By: /s/ Dan Sheff Authorized Signatory